Exhibit 5.1

[Oppenheimer Wolff & Donnelly LLP Letterhead]

222 South Ninth Street, Suite 2000

Minneapolis, MN 55402-3338

www.Oppenheimer.com
Main:     (612) 607-7000
Fax:        (612) 607-7100

August 14, 2015

RestorGenex Corporation 2150 E. Lake Cook Road, Suite 750 Buffalo Grove, Illinois 60089

Re: RestorGenex Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to RestorGenex Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of 2,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company issuable under the RestorGenex Corporation Equity Incentive Plan (the “Plan”), pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). The 2,500,000 shares of Common Stock of the Plan are collectively referred to herein as the “Shares.”

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1.	The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Plan.

2.	The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP